UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 13, 2008 (March 7, 2008)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500 Overland Park, Kansas 66210
(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment of Credit Agreement. On December 7, 2007, QC Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association, as Agent and Arranger, and the lenders that are parties thereto (collectively, the “Lenders”), which provides for a term loan of $50.0 million and a revolving line of credit (including provisions permitting the issuance of letters of credit and swingline loans) in the aggregate principal amount of up to $45.0 million.

On March 7, 2008, the Company, the Agent and the Lenders executed a First Amendment Agreement which modified the interest margin on the loans based on various leverage ratios, amended certain definitions and financial covenants, added a covenant regarding the minimum ratio of consolidated current assets to total consolidated debt of 1.0 to 1.0, and included other technical amendments to the Credit Agreement. The amendment also reduced the accordion feature of the Credit Agreement to $25.0 million from $50.0 million. As a result, borrowings under the amended credit facility may be increased to a maximum of $120.0 million subject to the terms and conditions set forth therein.

Completion of Syndication of Credit Facility. On March 10, 2008, the Agent completed the syndication of the term loan and the revolving credit facility to a syndicate of seven banks.

Interest Rate Swap Related to Term Loan. In anticipation of the completion of the syndication of the credit facility, the Company had previously entered into a swap transaction with U.S. Bank National Association, as swap counterparty, under which the Company has swapped the LIBOR-based variable rate portion of the $49.0 million term loan under the Credit Agreement to a fixed rate of 3.43% effective as of March 31, 2008. The notional amount of the swap reflects the scheduled $1.0 million payment of the term loan on March 31, 2008 and will be reduced over the term of the loan in conjunction with the Company’s projected principal paydown of the term loan in accordance with the terms of the Credit Agreement. Based on the Company’s current leverage ratio, the term loan accrues interest at 3.50% over LIBOR, giving the Company an effective fixed rate of 6.93% on the term loan.

As of the date of this report, the Company has no amounts borrowed on the revolving credit facility.

Item 8.01.	Other Events.

On March 11, 2008, the Board of Directors increased the Company’s previously-established common stock repurchase program to $60 million from $40 million. Prior to increasing the program, the Company had repurchased approximately 3.0 million shares of its common stock at a cost of approximately $38.4 million. The Board of Directors also extended the Company’s common stock repurchase program through June 30, 2009. The program would have otherwise expired on June 30, 2008. On March 12, 2008, the Company repurchased 480,000 additional shares of common stock under this program.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	First Amendment Agreement dated as of March 5, 2008, among QC Holdings, Inc., U.S. Bank National Association, as Agent, and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: March 13, 2008	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer